UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2023

Innovative Food Holdings, Inc.
(Exact name of registrant as specified in its charter)

Florida	0-9376	20-1167761
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

28411 Race Track Road, Bonita Springs, Florida	34135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 596-0204

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Item 1.01.	Entry into a Material Definitive Agreement.

On April 14, 2023, Innovative Food Holdings, Inc. (the “Company”) entered into an Executive Employment Agreement with Brady Smallwood (the “Agreement”). The Agreement provides, among other things, for Mr. Smallwood to become the Company’s Chief Operating Officer; employment at-will with an initial term of employment from May 15, 2023 through December 31, 2025 with nine months of Base Salary as severance payments if terminated without cause or resignation with Good Reason; an annual Base Salary of $300,000 with at least 3% annual increases; a $29,370 signing bonus; an annual incentive bonus equal to at least $80,000 (prorated for partial years); reimbursement of legal fees up to $5,000; a one-time option grant of 1.5 million stock options with half exercisable at a price of $1.50 per share and half exercisable at a price pf $2.00 per share; and participation in the Company’s benefit plans. Mr. Smallwood is also subject to the Company’s clawback policies and certain restrictive covenants including confidentiality, non-compete and non-solicitation.

In addition, Mr. Smallwood is eligible for stock grants based upon the market price of the Company’s common stock meeting certain price points at various 60-day volume weighted prices, as described in the chart below:

Stock Threshold Target	Number of Shares Granted
$0.87

The lower of (x) the number of Shares (rounded down to the nearest whole Share) representing 0.40% of the total number of issued and outstanding Shares on the Grant Date of this Value Achievement Award or (y) 196,627

$1.16

The lower of (x) the number of Shares (rounded down to the nearest whole Share) representing 0.30% of the total number of issued and outstanding Shares on the Grant Date of this Value Achievement Award or (y) 147,470

$1.45

The lower of (x) the number of Shares (rounded down to the nearest whole Share) representing 0.20% of the total number of issued and outstanding Shares on the Grant Date of this Value Achievement Award or (y) 98,313

$1.74

The lower of (x) the number of Shares (rounded down to the nearest whole Share) representing 0.15% of the total number of issued and outstanding Shares on the Grant Date of this Value Achievement Award or (y) 73,735

$2.03

The lower of (x) the number of Shares (rounded down to the nearest whole Share) representing 0.15% of the total number of issued and outstanding Shares on the Grant Date of this Value Achievement Award or (y) 73,735

$2.32

The lower of (x) the number of Shares (rounded down to the nearest whole Share) representing 0.10% of the total number of issued and outstanding Shares on the Grant Date of this Value Achievement Award or (y) 49,157

$2.61

The lower of (x) the number of Shares (rounded down to the nearest whole Share) representing 0.10% of the total number of issued and outstanding Shares on the Grant Date of this Value Achievement Award or (y) 49,157

$2.90

The lower of (x) the number of Shares (rounded down to the nearest whole Share) representing 0.10% of the total number of issued and outstanding Shares on the Grant Date of this Value Achievement Award or (y) 49,157

The foregoing descriptions of the Agreement is qualified in its entirety by reference to the Agreement attached as an exhibit to this Form 8-K and incorporated by reference in this Item 1.01. Defined terms used in this 8-K and not defined herein shall have the meanings assigned them in the Agreement.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2023, Mr. Brady Smallwood became the Chief Operating Officer of the Company. As described above, the Company entered into an Executive Employment Agreement with Mr. Smallwood.

Mr. Smallwood, age 38, was most recently Senior Director - eCommerce Strategy, Planning and Operations for The Kroger Company from 2020 until 2023. In this role, he launched a new, profitable rapid grocery delivery business, implemented new management systems, and directed strategy development, pilot execution, and scaling for dozens of innovative initiatives. Prior thereto, Mr. Smallwood was Director – Omni Merchandising Planning & Analytics at Walmart, Inc. from 2019 to 2020; Head of Ecommerce Insights and Analytics at Younique Products, an Online beauty and personal care products company which is a subsidiary of Coty, Inc., from 2017 to 2019; Senior Manager II – Pricing Strategy and Analytics from 2016 to 2017 and Senior Manager – Neighborhood Market Finance & Strategy from 2014 to 2016 at Walmart, Inc.; Brand Management Intern at Yum! Brands (Pizza Hut U.S.) in 2013; Senior Analyst – FP&A at American Capital, LLC from 2010 to 2012; and Analyst – Finance Rotational Program at Freddie Mac from 2008 to 2010. Mr. Smallwood received a bachelor’s degree in Business Management from Brigham Young University and an MBA from The University of Chicago Booth School of Business – honors graduate, Marketing scholarship recipient.

Prior to Mr. Smallwood joining the Company he was not a party to any material transactions with the Company, nor does he have any family relationship (as defined in Item 401 to Regulation S-K) with any director or executive officer of the Company.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1	Executive Employment Agreement dated as of April 14, 2023 between the Registrant and Brady Smallwood.
99.1	Press release dated May 17, 2023.
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE FOOD HOLDINGS, INC.

Dated: May 17, 2023
By: /s/ RICHARD TANG Richard Tang, CFO